Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contact:	Investor Contact:
Caroline Yu	Marshall Mohr
Adaptec, Inc.	Adaptec, Inc.
(408) 957-2324	(408) 957-6773
caroline_yu@adaptec.com	marshall_mohr@adaptec.com

Adaptec FY04 Fourth Quarter Revenue and Earnings to Exceed Expectations

MILPITAS, Calif. – April 6, 2004 – Adaptec, Inc. (Nasdaq: ADPT), a global leader in storage solutions, today announced that it expects revenue of approximately $121 million and pro forma net income per share of approximately $0.05 to $0.06 for the fourth quarter of fiscal year 2004. These results exceed the revenue range of $114 million to $116 million and pro forma net income per share projected in the Company’s conference call on January 26, 2004.

Adaptec also expects fourth quarter net income per share on a Generally Accepted Accounting Principles (GAAP) basis of approximately $0.21 to $0.22. Fourth quarter pro forma earnings per share differ from GAAP in that it excludes a reversal of deferred tax asset valuation allowances, acquisition-related charges and restructuring and asset impairment charges.

“We attribute our improved operating results to higher levels of IT spending, resulting in higher-than-expected demand from our OEM customers and increased sales of our external storage solutions,” said Robert N. Stephens, president and chief executive officer for Adaptec. “Clearly, our end-to-end storage strategy is providing IT managers increased benefits.”

Adaptec noted that the financial statements for its fourth quarter and fiscal year ended March 31, 2004 have not been completed.  The operating results described in this release are based on management’s best estimates and remain subject to changes and refinement that could occur during the year-end close and audit processes.

Adaptec will announce its final fourth quarter and year end financial and operating results on April 29, 2004.  In addition, the Company will provide additional information and commentary regarding the Company’s financial and operating results during its regularly scheduled quarterly conference call on April 29 at 1:45 p.m. PST. To participate go to www.adaptec.com.

Pro Forma Financial Measurements

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use pro forma measures of operating results, net income/(loss) and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These pro forma measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the pro forma results provide useful information to both management and investors by excluding certain expenses, gains and losses that we believe are not indicative of our core operating results. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of pro forma numbers provides consistency in our financial reporting. Further, these pro forma results are one of the primary indicators management uses for planning and forecasting of future periods. The pro forma information is presented using consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements include statements regarding future events or the future performance of Adaptec including, but not limited to, statements of our anticipated financial and operating results for the fourth quarter ended March 31, 2004. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: difficulty in forecasting the volume and timing of customer orders, reduced demand in the server, network storage and desktop computer markets, our target markets’ failure to accept, or delay in accepting, network storage and other advanced storage solutions, decline in consumer acceptance of products based on the SCSI standard, the markets’ failure to accept our new products, including our Ultra320 line of products, the adverse effects of the intense competition we face in our business and the continued effects of the current economic slowdown in the technology sector. For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Form 10-K for the year ended March 31, 2003, on file with the Securities and Exchange Commission. Adaptec assumes no obligation to update this information or the Risk Factors included in its Form 10-K for the year ended March 31, 2003

About Adaptec

Adaptec Inc. (NASDAQ:ADPT) provides end-to-end storage solutions that reliably move, manage and protect critical data and digital content. Adaptec provides software and hardware solutions for storage connectivity and data protection, storage networking and networked storage subsystems to leading OEM and distribution channel partners. Adaptec solutions are in use by enterprises, ISPs, medium and small businesses and consumers worldwide. Adaptec is an S&P Small Cap 600 Index member.

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Adaptec, Inc.

Reconciliation between Diluted Pro forma and GAAP Net Income per Share

(unaudited)

Three-Month Period Ended March 31, 2004

GAAP - diluted net income per share	$0.21-0.22
Items excluded from GAAP results
Acquisition-related charges	0.07
Restructuring charges	0.01
Loss on repurchase of 3% convertible notes	0.02
Other charges - impairment of long-lived assets	0.05
Reversal of deferred tax asset valuation allowance	(0.19)
Reversal of certain liabilities for tax contingencies	(0.06)
Incremental income taxes associated with certain pro forma adjustments	(0.07)
Adjustment for dilutive impact of interest expense on 3% convertible notes	0.01
Pro forma - diluted net income per share	$0.05-0.06